Exhibit 5.1
OPINION OF HARTER SECREST & EMERY LLP
Harter Secrest & Emery LLP Letterhead
July 23, 2008
Transcat, Inc.
35 Vantage Point Drive
Rochester, New York 14624
Re:	Registration Statement on Form S-3 247,906 Shares of Common Stock, par value $.50 per share
Ladies and Gentlemen:
          You have requested our opinion in connection with your Registration Statement on Form S-3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 247,906 shares of Common Stock, par value $.50 per share (the “Shares”) of Transcat, Inc., issued to E. Lee Garelick.
          We are familiar with the proceedings undertaken in connection with the authorization and issuance of the Shares to Mr. Garelick. Additionally, we have examined such questions of law and fact as we have considered necessary or appropriate for purposes of this opinion.
          Based upon the foregoing, we are of the opinion that the Shares to be offered and sold pursuant to the Registration Statement have been duly authorized, validly issued and are fully paid and non-assessable.
          We consent to your filing this opinion as an exhibit to the Registration Statement.
Very truly yours,

/s/ Harter Secrest & Emery LLP